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                           [Letterhead of SSWH&B, LLP]

October 17, 2003

Alteon Inc.
170 Williams Drive
Ramsey, NJ  07446

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (No. 333-56512) (the "Registration Statement") of Alteon Inc., a Delaware corporation (the "Company"), and (ii) the Company's Prospectus Supplement dated October 15, 2003 to the Prospectus dated July 25, 2001 (the "Prospectus Supplement") relating to the offering and sale of 4,457,146 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"). The Shares will be offered by the Company pursuant to a Stock Purchase Agreement (the "Purchase Agreement") dated October 15, 2003 between the Company and each of the purchasers whose names are set forth on Exhibit A thereto.

We have examined the Registration Statement, including the exhibits thereto, the Prospectus Supplement and such other documents, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination of such legal documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories who are natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement and the Prospectus Supplement, and the documents incorporated therein by reference, are true and correct as to all factual matters stated therein.

With respect to the opinions expressed herein, we further advise you that we express no opinion as to any law or regulation except for laws or regulations of the State of New Jersey and the United States and the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued, delivered and sold in accordance with the Prospectus Supplement and the Purchase Agreement, will be legally issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

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The opinions expressed herein are subject to the effects and limitations imposed by further legislation, administrative regulation and judicial decisions, which effects may be prospective or retroactive.

This opinion is issued as of the date hereof and is provided by us as counsel for the Company to you at your request and for your exclusive use only and is not to be made available to or relied upon by any other persons or entities, except for counsel to you, which may rely on this opinion in rendering its opinion to you, without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm's name therein and in the Prospectus Supplement under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                  Very truly yours,

                                 /s/ SMITH, STRATTON, WISE, HEHER & BRENNAN, LLP